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                                                                    EXHIBIT 15.1



July 15, 1999


The Board of Directors and Stockholder
Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Genentech, Inc. pertaining to the 1990 Stock Option/Stock Incentive Plan, the 1994 Stock Option Plan and the 1996 Stock Option/Stock Incentive Plan of Genentech, Inc. of our report dated April 9, 1999 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in its Form 10-Q for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        Very truly yours,

                                        /s/ ERNST & YOUNG LLP